UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A3

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              Elan Corporation, plc
             (Exact name of registrant as specified in its charter)

           Ireland                                  Not applicable
(Jurisdiction of incorporation                     (I.R.S. Employer
       or organization)                           Identification No.)

                 Lincoln House, Lincoln Place, Dublin 2, Ireland
                 -----------------------------------------------
              (Address of principal executive offices) (zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                  Name of each exchange on which
to be so registered                  each class is to be registered

American Depositary Shares,             The New York Stock Exchange
evidenced by American Depositary
Receipts, representing Ordinary
Shares, par value 5 Euro cents
per share


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                            -------------------------
                                (Title of class)

Explanatory Note: This post-effective Amendment No. 3 to the Form 8-A filed by Elan Corporation, plc ("Elan") with the Securities and Exchange Commission (the "Commission") on October 30, 1990, is filed in connection with an increase in the number of authorized Ordinary Shares, 5 Euro cents par value per share (the "Ordinary Shares") of Elan. This Amendment No. 3 also contains an updated description of the Ordinary Shares and the Elan American Depositary Shares.

Item 1: Description of Registrant's Securities to be Registered.

                      DESCRIPTION OF ELAN'S ORDINARY SHARES
                      -------------------------------------


General


     The authorised share capital of Elan Corporation plc is (euro)33,502,500 divided into 670,000,000 Ordinary Shares of (euro)0.05 each, 1,000 non-voting Executive Shares of (euro)1.25 each and 25,000 "B" Executive Shares of
(euro)0.05 each. The authorized capital is the number of shares available for issuance by Elan under Elan's memorandum and articles of association. None of Elan's ordinary shares are currently held in treasury. All of the ordinary shares issued and outstanding are registered shares and not bearer shares and are fully paid, duly authorized and validly issued.

     The following summary of the rights of holders of Elan ordinary shares is based upon the memorandum and articles of association of Elan and applicable Irish corporate law. The summary does not purport to be complete and is qualified in its entirety by reference to Elan's memorandum and articles of association, a copy of which has been filed as an exhibit to this Form 8-A/A3.

     In the following description, a shareholder or a holder of ordinary shares is the person registered in Elan's register of members as the holder of the relevant ordinary share. The Bank of New York, as depositary, will be the registered holder for those ordinary shares represented by ADSs.

Rights on a Liquidation or Winding-Up


     Upon liquidation, dissolution or winding up, the assets remaining for distribution to the holders of ADSs and ordinary shares not otherwise represented by ADSs after payment of liabilities and after provision has been made for each class of shares, if any, having preference over the ordinary shares or ADSs, would be divided, equally, among the holders of ordinary shares or ADSs in proportion to the amounts paid up on the shares held by them. A liquidator may, with the sanction of a special resolution of Elan's shareholders and any other sanction required by the Irish Companies Acts, 1963 to 2003, divide equally among the shareholders in cash or property the whole or any part of the assets of Elan and may vest any assets in trustees upon trusts for the benefit of contributories. However, no shareholders may be compelled to accept any assets upon which there is a liability.

Dividends


     Shareholders are entitled to receive dividends as may be recommended by the board of directors and approved by Elan's shareholders or any interim dividends the board of directors may decide to pay. No dividends have been paid on the ordinary shares in any of the five fiscal years immediately preceding the date of this document.

     Under Irish law, Elan may only pay dividends out of profits legally available for that purpose. Available profits are defined as Elan's accumulated realized profits, to the extent not previously distributed or capitalized, less Elan's accumulated realized losses, to the extent not previously written off in a reduction or reorganization of capital. In addition, Elan may make a distribution only if and to the extent that, at the time of the distribution, the amount of Elan's net assets is not less than the aggregate of Elan's paid up share capital and undistributable reserves.

     If in the future dividends are, subject to Irish law, approved by Elan's board of directors or by its shareholders, the dividends will be paid to the persons who hold Elan securities on the date determined by the board of directors.

Voting Rights


     Subject to any special rights or restrictions as to voting attached to any class of shares, holders of ordinary shares are entitled to one vote per share, either in person or by proxy, whenever a formal vote is called for by a poll. On non-contentious matters brought before a general or special meeting of shareholders, a vote shall be taken by a show of hands, in which every shareholder present in person or by proxy will have one vote, but that no individual will have more than one vote. Elan's memorandum and articles of association provides that three or more shareholders present in person or by proxy holding not less than one-third of the issued ordinary shares constitute a quorum at a meeting of shareholders. A majority of votes cast is required for ordinary resolutions. A 75% vote is required for adoption of a special resolution, such as a proposed amendment to Elan's articles of association or authorizing a voluntary liquidation of Elan. Variation of the rights relating to a class of shares requires the approval of a special resolution by the class in question. Shareholders do not have cumulative voting rights for the election of directors, which means that the holders of a majority of the shares can elect all of the directors. There are no special rights or restrictions as to voting attached to ordinary shares.

Shareholder Meetings


     An annual general meeting of shareholders must take place in Ireland unless either the shareholders entitled to attend and vote at the meeting unanimously consent in writing to the meeting being held elsewhere or a resolution has been passed at the preceding annual general meeting providing that the meeting be held elsewhere. Extraordinary general meetings of the shareholders may be held either in Ireland or outside Ireland. Annual and extraordinary general meetings may be called by either the board of directors or at the request of shareholders holding not less than one-tenth of our then outstanding voting share capital. Annual general meetings must be held once every calendar year. However, not more than fifteen months may elapse between these meetings. The Irish Director of Corporate Enforcement may, on the application of any shareholder, call or direct the calling of an annual general meeting if the meeting is not held within the required time period.

     Irish company law requires at least 14 days' written notice of a meeting, except that an annual general meeting or a meeting convened for the passing of a special resolution requires at least 21 days' written notice. In limited circumstances, general meetings can be called on shorter notice. Further, in circumstances prescribed by law, extended, or 28 days', notice must be given for a general meeting.

     Notice of meetings may be given by means of electronic mail or other electronic communications approved by the directors to any member who has notified the company of an address for such purposes. Such notices may be signed by way of electronic signature.

Issuance of Shares


     Under the articles of association of Elan, the board of directors may issue ordinary shares up to the authorized but unissued share capital without obtaining shareholder approval. However, Irish company law requires that this authority expire after five years unless once again extended by Elan's shareholders. Also, Elan's shareholders may at any time by ordinary resolution renew, alter or revoke this authority. Elan's shareholders have resolved that the board of directors is authorized to enter into agreements, during the period expiring June 16, 2009, to allot shares up to the amount of its present authorized but unissued share capital. In addition, Elan may not pay, directly or indirectly, a commission in excess of 10% of the price at which shares are issued to any person subscribing for or procuring subscriptions for ordinary shares. These authorized but unissued ordinary shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Preemptive Rights


     In general, Irish company law prohibits companies from issuing any shares or rights to subscribe for or to convert any securities into shares for any consideration without first offering those shares, on a pro rata basis, to the existing shareholders. These requirements may be disapplied for a period of up to five years under a company's articles of association or by a special resolution passed by a company's shareholders. Elan's shareholders have passed a special resolution eliminating the requirement for these preemptive rights for agreements entered into from June 17, 2004 to September 16, 2005 or the date of its next annual general meeting, whichever is the earlier. This disapplication applies for the allotment of up to 40 million shares. This disapplication may be renewed, varied or revoked at any time by a special resolution of Elan's shareholders.

Share Certificates


     Shareholders are entitled to certificates within two months of the date of issuance of their shares, in a form as may be prescribed by law and by the board of directors, certifying the number and class of shares owned by the shareholder. Each certificate shall have Elan's corporate seal affixed to it.

Transfers of Ordinary Shares


     Except as otherwise established by rules adopted by the board of directors, and subject to applicable law, ordinary shares may be transferred on Elan's books by the surrender to Elan, or to Elan's transfer agent, of a properly stamped and duly executed stock transfer form, a duly executed certificate representing the ordinary shares and, if executed under a power of attorney, a properly executed written power of attorney, together with any proof of authority or the authenticity of signature as Elan or its transfer agent may otherwise reasonably request.

Derivative Action Suits


     Under Irish company law, Elan's shareholders do not generally have standing to maintain proceedings arising from wrongs suffered by Elan There are, however, exceptions available under equitable principles on a case-by-case basis. For example, controlling shareholders cannot perpetrate fraud on the minority shareholders or commit an act that is illegal or outside the scope of corporate authority. Additionally, if Elan attempts to act on the strength of a decision by a simple majority, where particular decisions call for more than a simple majority, an individual shareholder may bring suit. In cases where controlling shareholders do not institute proceedings in Elan's name, one or more of the aggrieved minority shareholders may apply to the court to bring a derivative action. A minority shareholder may also initiate proceedings in Elan's name in limited circumstances.

Class Action Suits


     In contrast to a derivative action, Irish company law permits an action by a shareholder in his own right on the basis of the infringement of his personal rights. A shareholder may commence a suit in a representative capacity for himself as well as other similarly affected consenting shareholders. Additionally, under Irish company law, any shareholder who claims that Elan's affairs are being conducted, or that the powers of the directors are being exercised, in a manner oppressive to him or any of the members or in disregard of his or their interests as shareholders, may apply to the Irish courts for an appropriate order.

Interlocking and Interested Directors


     Irish company law provides that it shall be the duty of a director of a company who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company to declare the nature of his interest at a meeting of the directors of the company. Regulation 70(d) of Elan's articles of association provides, among other things, that a director may not generally vote in respect of any contract or arrangement or any other proposal whatsoever in which the director has any material interest otherwise than by virtue of his interest in shares or other securities of or otherwise in or through Elan. That regulation also provides that if any question shall arise at any meeting as to the materiality of a director's interest or as to the entitlement of any director to vote and that question is not resolved by the director voluntarily agreeing to abstain from voting, the question shall be referred to the members of Elan's board of directors whose votes are not in question. Regulation 70(d) also provides that shareholders may, by ordinary resolution, ratify any transaction not duly authorized by reason of a contravention of the regulation.

     Irish law also regulates various types of transactions between Elan and its directors or any person connected with any of the directors. These provisions require shareholder approval for long-term employment contracts with directors and for the purchase or sale by Elan of assets from or to a director or any person connected with any of the directors. Additionally, Elan may not make loans to, or enter into credit transactions as creditors for, a director or persons connected to directors or give guarantees or provide security in connection with these matters, except in limited circumstances.

Irish Competition Legislation and Anti-Takeover Provisions

     Irish law requires prospective purchasers of Elan's voting securities to provide advance notice of an acquisition of Elan's shares or ADS's to the Irish Competition Authority if, after the acquisition, that person would be able to exercise decisive influence over the activities of Elan and specific financial thresholds are exceeded or the person carries on a media business. Under Irish law, a notifiable acquisition which is completed without clearance from the Irish Competition Authority or before expiration of the prescribed statutory period after notification will be void.

     In addition, under Irish competition legislation, proposed mergers and acquisitions which might be anticompetitive in nature may be voluntarily notified to the Irish Competition Authority regardless of whether the financial thresholds for a compulsory merger notification are exceeded. Third parties may file a complaint with the Irish Competition Authority or institute court proceedings seeking relief, including injunctions and exemplary damages, for a merger or acquisition which has not been notified but which would be prohibited under the relevant legislation.

Presentation of Financial Statements to Shareholders


     Elan's board of directors is required to present to the shareholders at each annual general meeting Elan's statutory financial statements and a report by the directors on Elan's state of affairs.

Purchase of Own Shares


     Under Irish law, Elan may purchase its own shares, including redeemable shares, only out of distributable profits or the proceeds of a fresh issue of shares. Additionally, in the case of a purchase other than on a stock exchange, as recognized under Irish company law, the contract for the purchase must first be authorized by special resolution of Elan's shareholders and, in the case of a purchase on a stock exchange, the purchase must first be authorized by ordinary resolution.

Prohibition on Financial Assistance to Purchase Shares


     Irish company law prohibits Elan from giving any direct or indirect financial assistance to any person, whether by means of a loan, guarantee, the provision of security or other form of financial assistance, for the purpose of purchasing or subscribing for any of Elan's shares.

Transfer Agent, Registrar and Paying Agent


     The transfer agent and registrar for Elan's ordinary shares is The Bank of Ireland. The transfer agent and registrar for the ADSs is The Bank of New York.

Rights of Dissenting Shareholders


     The Irish Companies Acts require that any arrangements or compromises between Elan and a clam of shareholders, or class of creditors, relating to types of reconstructions, amalgamations, capital reorganizations or takeovers be approved at a meeting of Elan's shareholders and by the sanction of the courts. Once approved and sanctioned, all shareholders of the relevant class are bound by the terms of the scheme and a dissenting shareholder would have no dissenters rights. The Irish Companies Acts also provide that where a takeover offer is made for Elan's shares and, within four months of the date of the offer, the person making the offer has acquired or contracted to acquire not less than 80% in value of Elan's shares, the person may, before the expiration of six months after the date of the offer, by notice compulsorily require Elan's shareholders who have not accepted the offer to transfer their shares on the terms of the offer. A dissenting shareholder may apply to court within one month of the date on which a notice was given to object to the compulsory transfer or its terms. However, in the absence of a showing of fraud or oppression, the court is unlikely to prevent the compulsory transfer from taking effect, but it may vary the terms of the transfer. Irish law does not generally provide for appraisal rights.

Executive Shares and `B' Executive Shares


     There are presently issued 1,000 executive shares, all fully paid, which are held by one person. There are presently issued 21,375 `B' executive shares, all fully paid, which are held by one person. The executive shares do not confer on their holder the right to receive notice of or to attend and vote at any meeting of Elan under any circumstances except with respect to matters relating to that holder as a class. A `B' executive share confers on its holder the same voting rights as are enjoyed by a holder of an ordinary share. Neither the executive shares nor the `B' executive shares have the right to any of Elan's profits, except as Elan may from time to time decide to distribute as a dividend on those shares. These shares were established by Elan as a means of enabling its key employees to participate in its profits. In the event of the winding up of Elan, executive shares shall have a priority over ordinary shares, and the `B' executive shares shall rank equally with ordinary shares, with respect to return of capital but neither the executive shares nor the `B' executive shares shall be entitled to participate further in any way in Elan's profits or assets. Elan does not currently intend to issue any additional executive or `B' executive shares.

                   DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS
                   -------------------------------------------


     Elan's ADRs, evidencing ADSs, each of which represents one ordinary share, are issuable under the amended and restated deposit agreement, dated as of May 17, 1996, as further amended and restated as of November 12, 2003 by and among Elan, The Bank of New York, as depositary, and the holders from time to time of ADRs. Each ADS represents one ordinary share, or evidence of a right to receive an ordinary share, deposited in accordance with the deposit agreement with The Bank of Ireland, Dublin, Ireland, as agent of the depositary and as custodian, or any such successor to such agent. An ADR may evidence any number of ADSs.

     The following is a discussion of certain provisions of the deposit agreement. You can read the complete deposit agreement, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Additional copies of the deposit agreement are available for inspection at the corporate trust office of the depositary at 101 Barclay Street, New York, New York 10286, and at the designated office of the custodian in Dublin, Ireland. The Bank of New York's principal executive office is located at One Wall Street, New York, New York 10286.

Deposit and Withdrawal of Shares


     The depositary has agreed that upon the deposit with the custodian in Dublin, or upon delivery to the depositary at its corporate trust office for forwarding to the custodian at the risk and expense of the depositor, of ordinary shares or evidence of rights to receive such ordinary shares and, subject to the terms of the deposit agreement, it will execute and deliver through its corporate trust office to the person or persons specified by the depositor an ADR or ADRs registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit, but only upon payment of all required taxes, governmental charges and fees.

     Upon surrender of ADRs at the corporate trust office of the depositary, and upon payment of the charges provided in the deposit agreement, ADR holders are entitled to delivery at the corporate trust office of the depositary or at the office of the custodian in Dublin of the ordinary shares and any other property at the time represented by the surrendered ADRs, except that the depositary may make delivery of such other property at its corporate trust office. The forwarding of share certificates and other documents of title for such delivery at the corporate trust office of the depositary in New York City will be at the request, risk and expense of the ADR holder.

Dividends, Other Distributions and Rights


     The depositary is required to distribute all cash dividends and other cash distributions which it receives on the underlying ordinary shares to the holders of ADRs in proportion to the number of ADSs representing ordinary shares held by each of them. The amount distributed will be re-duced by any amounts required to be withheld by us or the depositary on account of taxes and expenses incurred by the depositary in the conversion of foreign currency.

     If a distribution by Elan consists of a stock dividend or a free distribution of ordinary shares, the depositary may, with Elan's approval, and shall if Elan so requests, distribute to the holders of outstanding ADRs, in proportion to their holdings, additional ADRs for an aggregate number of ADSs representing the number of ordinary shares received as the stock dividend or free distribution. If additional ADRs are not so distributed, each ADS will then also represent the additional ordinary shares distributed as a stock dividend or free distribution on the underlying ordinary shares.

     If we offer, or cause to be offered, to the holders of ordinary shares any right to subscribe for additional ordinary shares or any rights of any other nature, the depositary will, if requested by Elan either

     o make the rights available to holders of ADSs by means of warrants or otherwise, if lawful and feasible, or

     o if making the rights available is not lawful or not feasible, or if the rights represented by warrants or other instruments are not exercised and appear to be about to lapse, the depositary in its discretion may sell the rights or warrants or other instruments at public or private sale, at a place or places and upon terms as the depositary may deem proper, and allocate the proceeds of those sales for the accounts of the holders of ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among ADR holders because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise.

The depositary will not make available to holders of ADRs any right to subscribe for or to purchase any securities unless a registration statement is in effect or unless the offering and sale of securities to the ADR holders is exempt from registration under the provisions of the Securities Act of 1933.

     The depositary will send to you anything else Elan distributes on deposited securities by any means it thinks are equitable and practicable. If it cannot make the distribution in that manner, it may decide to sell what Elan distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what Elan distributed, in which case the ADRs will also represent the newly distributed property.

     In the event that the depositary determines that any distribution in property, including ordinary shares or rights to subscribe for ordinary shares, is subject to any tax which the depositary is obligated to withhold, the depositary may dispose of all or a portion of such property in any amounts and in the manner as the depositary deems necessary and practicable to pay the taxes, by public or private sale, and the depositary shall distribute the net proceeds of the sale or the balance of any such property, after deduction of the taxes, to the ADR holders entitled thereto.

Record Dates


     Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the ordinary shares, or whenever the depositary receives notice of any meeting of holders of securities represented by ADRs, the depositary will fix a record date for the determination of the holders of ADRs who are entitled to receive the dividend, distribution or rights, or the net proceeds of the sale of the dividend, distribution or rights, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the deposit agreement.

Voting of the Underlying Ordinary Shares


     Upon receipt of a notice of any meeting of holders of ordinary shares or securities represented by the ADRs, the depositary, as soon as practicable thereafter, will mail the information contained in the notice of meeting to the record holders of ADRs.

     The record holders of ADRs at the close of business on the date specified by the depositary are entitled under the deposit agreement, subject to any applicable provisions of law and Elan's articles of association, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other securities represented by the ADRs, including instructions to the depositary to give a discretionary proxy to a designated member or members of Elan's board of directors. The depositary has agreed it will endeavor, insofar as practicable, to vote the ordinary shares or other securities so represented in accordance with such instructions. The depositary has agreed not to vote the ordinary shares or other securities so represented unless it has received instructions from the record holders of ADRs.

Amendment and Termination of the Deposit Agreement


     The ADRs and the deposit agreement may at any time be amended by agreement between Elan and the depositary. Any amendment which imposes or increases any fees or charges, other than the fees of the depositary for the execution and delivery or cancellation of ADRs and taxes or other governmental charges, or which otherwise prejudices any substantial existing right of ADR holders, will not take effect as to outstanding ADRs until the expiration of three months after notice of the amendment has been given to the record holders of outstanding ADRs. Every holder of an ADR at the time the amendment so becomes effective will be deemed, by continuing to hold the ADR, to consent to the amendment and to be bound by the deposit agreement as so amended. In no event may any amendment impair the right of any ADR holder to surrender his ADR and receive in exchange the underlying ordinary shares and any other property represented thereby.

     Whenever Elan directs, the depositary has agreed to terminate the deposit agreement by mailing notice of the termination to the record holders of all ADRs then outstanding at least 30 days before the date fixed in the notice of termination. The depositary may likewise terminate the deposit agreement at any time 60 days after the depositary shall have delivered to Elan a notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment within that 60 day period. The deposit agreement provides that Elan will use its best efforts to appoint a successor depositary. If any ADRs remain outstanding after the day of termination, the depositary will then discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the ADR holders and will not give any further notices or perform any further acts under the deposit agreement, except that the depositary shall continue to collect dividends or other distributions pertaining to the underlying ordinary shares, shall sell rights as provided in the deposit agreement, and shall continue to deliver securities together with any dividends or other distribution received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs. At any time after the expiration of two years from the date of termination, the depositary has the right under the deposit agreement to sell the underlying ordinary shares and any other property and hold the net proceeds for the pro rata benefit of the holders of ADRs which have not theretofore been surrendered.

Charges of Depositary


     The depositary charges a fee of up to $5 per 100 ADSs,, or portion thereof, to the party to whom ADRs are delivered against deposits and to the party surrendering ADRs for delivery of ordinary shares or other underlying securities represented by the ADRs issued or surrendered. Elan pays all other charges of the depositary, including charges for issuance of ADRs payable as a dividend or distribution or in connection with a rights offering to stockholders, except for taxes and other governmental charges, any applicable transfer or registration fees on the deposit or withdrawal of ordinary shares, and certain cable, telex, facsimile and delivery charges, and such expenses as are: incurred by the depositary in the conversion of foreign currency, any of which are payable by persons depositing or withdrawing ordinary shares.

General


     Elan will, through the depositary, distribute to holders of ADRs annual reports including our financial statements. Neither the depositary nor Elan will be liable to the holders of ADRs if prevented or delayed by law or any circumstances beyond their control in performing their obligations under the deposit agreement. The obligations of Elan and the depositary under the deposit agreement are expressly limited to performing in good faith their respective duties specified therein.

     The ADRs are transferable on the books of the depositary; but the depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the depositary or the custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the holders of ADRs. The depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, ordinary shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The execution and delivery, transfers and surrenders of ADRs generally may be suspended, during any period when the transfer books of the depositary are closed, if such suspension action is deemed necessary or advisable by the depositary or by Elan at any time or from time to time. Holders of ADRs are entitled to withdraw their deposited ordinary shares at any time, subject only to

     o temporary delays caused by closing the transfer books of the depositary or Elan, as the case may be, or the deposit of shares in connection with voting at a stockholders' meeting, or the payment of dividends;

     o    the payment of fees, taxes and similar charges; and

     o compliance with any United States or foreign laws or governmental regulations relating to the ADRs or the withdrawal of deposited securities.

     The holders of ADSs may inspect the books for the registration and transfer of ADRs at all reasonable times, provided that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than the business of Elan or a matter related to the deposit agreement or the ADSs.

     In certain circumstances, subject to the provisions of the depositary agreement, the depositary may issue ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADR. The depositary may also deliver ordinary shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADRs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions:

     o before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the shares or ADRs to be deposited;

     o the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

     o the depositary must be able to close out the pre-release on not more than five business days' notice.

     In addition, the depositary will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Item 2: Exhibits.

     1. Amended and Restated Deposit Agreement, dated as of May 17, 1996, as further amended and restated as of November 12, 2003 among Elan, The Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts (incorporated by reference to Exhibit 3(a) to the Registration Statement on Form F-6 of Elan (No. 333-110428), filed with the Commission on November 12, 2003 (the "Form F-6")).

     2. Specimen of American Depositary Receipt (incorporated by reference to, and included in, Exhibit A to the Form F-6).

     3. Memorandum and Articles of Association of Elan Corporation, plc (as amended by all Special Resolutions up to and including June 17, 2004).

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 ELAN CORPORATION, PLC



                                 By:  /s/  William F. Daniel
                                      ----------------------------------
                                      Name:    William F. Daniel
                                      Title:   Executive Vice President
                                               and Company Secretary

Date:    December 6, 2004